Exhibit 99.1

Scholastic Announces Fiscal 2009 Results and Fiscal 2010 Outlook

Fourth Quarter Operating Results in Line with Prior Year and Guidance

Outlook for Significant Margin and Free Cash Flow Growth in Fiscal 2010

Stimulus Funds Driving Higher Educational Technology Sales in First Seven Weeks of Fiscal 2010

NEW YORK--(BUSINESS WIRE)--July 23, 2009--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported earnings and free cash flow for the fiscal 2009 fourth quarter ended May 31, 2009 in line with prior year and guidance, and provided an outlook for significant margin and free cash flow growth in fiscal 2010.

“Scholastic finished fiscal 2009 with a solid fourth quarter. Steady sales continue to prove the strength of the Company’s unique products and distribution channels, even in a challenging environment for families and school districts. Our strong free cash flow and reduced net debt in the quarter and year also show effective financial management and discipline,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “To bolster future profitability, last year we reduced annualized salary expense by over $30 million, while exiting several non-core businesses and writing down unproductive assets.”

Revenue from continuing operations in the fourth quarter of fiscal 2009 was $496.0 million, approximately level with the prior year period excluding a negative foreign exchange impact of $23.2 million. Consolidated earnings per diluted share were $0.76 in the quarter, including $0.88 from continuing operations; this compares to a consolidated loss of $0.28 per diluted share, with earnings from continuing operations of $0.81 per diluted share, in the year-ago period. Earnings from continuing operations, after excluding certain non-cash charges and gains as well as one-time expenses associated with cost reductions as detailed in the table below, were $0.82 per diluted share in the quarter. Free cash flow (as defined) in the quarter was $125.3 million versus a free cash use of $40.8 million in the prior year period.

For fiscal 2009, the Company reported revenue of $1,849.3 million compared to $2,159.1 million in fiscal 2008, reflecting the prior year benefit from the publication of Harry Potter and the Deathly Hallows, as well as a negative foreign exchange impact of $62.5 million. The consolidated loss per share was $0.38 in the year versus $0.44 in the prior year. Results include non-cash write-downs of goodwill and investments in the current period and of assets in discontinued businesses in both periods. Earnings per diluted share from continuing operations were $0.35 in the year compared to $2.99 in the prior year, reflecting last year’s extraordinary Harry Potter benefit, as well as certain non-cash charges and gains and one-time expenses associated with cost reductions in fiscal 2009. Excluding these factors as detailed in the table below, earnings from continuing operations were $1.28 per diluted share in the year, in line with guidance. Free cash flow for fiscal 2009 was above guidance at $84.9 million, compared to $185.6 million in fiscal 2008.

	Period ended May 31, 2009
Amount per diluted share	Three Months	Twelve Months
Consolidated earnings (loss)	$0.76	($0.38)
Less loss from discontinued operations, net of tax	(0.12)	(0.73)
Earnings from continuing operations	$0.88	$0.35
Less net non-cash gains and write-downs of unproductive assets	0.14	(0.59)
Less one-time severance and other expense associated with cost reductions	(0.08)	(0.34)
Adjusted earnings from continuing operations	$0.82	$1.28

Fiscal 2010 Outlook

Scholastic expects total revenue from continuing operations in fiscal 2010 of approximately $1.8 to $1.9 billion, and earnings per diluted share from continuing operations in the range of $1.80 to $2.30, before the impact of any one-time items associated with cost reductions or non-cash, non-operating items.

Mr. Robinson added, “We begin fiscal 2010 with a reduced cost structure, a strong balance sheet and a three-point plan to grow profits and free cash flow. These actions should enable us to achieve our positive earnings outlook, which equates to $30 to $70 million in incremental operating income, and to meet our long-term goal of 9% operating margins if we reach the upper end of the range. In turn, strong free cash flow will enable us to further reduce debt, pursue strategic opportunities and enhance shareholder value.”

The Company’s plan to grow profit and free cash flow includes the following elements:

1.	In Children’s Books, improved gross margins through pricing increases in select product categories, as well as consolidated publishing and product acquisition. Growth in revenue per fair from improved merchandising and increased fair traffic, and greater numbers of parents placing club orders online are also expected to contribute to higher revenue and profits in this segment.

2.	In Educational Publishing, robust sales growth as a result of new Federal education funding from the American Recovery and Reinvestment Act. Through July 17 – the first seven weeks of fiscal 2010 – sales rose more than 40% compared to a year ago in the key areas of educational technology and classroom books, which represent approximately two thirds of segment revenue. Based on these encouraging results, the Company now expects to achieve approximately $50 million in incremental sales due to the Stimulus funding in fiscal 2010, with the remainder of its previously announced $100 million goal to be realized in fiscal 2011. These higher margin sales should benefit profits significantly.

3.	Annualized salary reductions of over $30 million achieved in the prior year, which will fully benefit fiscal 2010. In addition, profits should also increase from further operational improvements, including reducing the number of regions by 50% in School Book Fairs, completed this summer. In the United Kingdom, restructuring actions should significantly reduce losses. The Company has also continued to reduce overhead in other areas, consolidating IT and internet operations.

To maximize free cash flow in fiscal 2010, the Company continues to strictly manage working capital and investment, and plans to reduce inventory and hold capital, prepublication and production spending flat, while continuing to invest in strategic growth areas including educational technology and e-commerce.

Fiscal 2010 free cash flow is expected to be approximately $90 to $120 million, which includes capital expenditures of $45 to $55 million and prepublication and production spending of $50 to $60, which are both in line with fiscal 2009 levels.

Fourth Quarter and Fiscal 2009 Results

Children’s Book Publishing and Distribution. Segment revenue in the fourth quarter was $249.3 million, down modestly from $262.6 million in the prior year. The difference primarily reflects lower revenue from clearance sales in School Book Fairs, as well as lower Harry Potter sales in Trade compared to a year ago, when there was continued benefit from the release of the seventh book in the series. School Book Club revenue was approximately level, with increased order volumes offsetting lower revenue per order. Segment operating income in the quarter was $32.4 million, compared to $37.3 million a year ago, primarily reflecting modestly lower sales in the segment.

For the fiscal year, segment revenue was $913.5 million, compared to $1,161.4 million in the prior year, and segment operating income was $89.7 million, compared to $175.0 million. Lower segment results primarily reflect the anticipated decline in sales of Harry Potter in Trade. Sales of non-Harry Potter titles, including best-selling series such as The 39 Clues and The Hunger Games, rose modestly. Sales in School Book Clubs and Fairs declined only slightly for the year, despite the challenging economic environment, as increased customer participation mostly offset lower transaction sizes.

Educational Publishing. Segment revenue in the fourth quarter declined 3% to $103.4 from $106.7 in the prior year period. In comparison, industry-wide sales declined by double-digit percentages in the quarter, as a result of continued pressure on state and local education funding. Sales of Scholastic’s educational technology, including READ 180®, System 44™ and related services, remained approximately flat in the quarter, while library sales declined. Federal funding under the Stimulus bill had no material impact on sales during the quarter, given the timing of distribution of these funds to local districts. Segment operating income in the quarter was $19.6 million, compared to $22.5 million, primarily as a result of lower profit in classroom magazines, partially offset by improved results from educational technology and service sales.

For the fiscal year, segment revenue was $384.2 million, compared to $407.1 million in the prior year. The decline primarily reflects challenging comparisons and lower sales productivity for educational technology sales in the first quarter, and the negative impact of reduced funding on library sales throughout the year. Partly offsetting these factors, sales of educational technology rose over the remainder of the year due to improved sales execution. Segment operating income was $55.8 million, compared to $65.9 million in the prior year, as a result of lower results from print supplemental curriculum and library materials, as well as classroom magazines. Profits from educational technology improved modestly for the year, despite lower revenue, as a result of substantial reductions in selling expense.

International. Segment revenue in the fourth quarter was $105.6 million, compared to $119.2 million a year ago, as a result of a $23.2 million negative impact of foreign exchange, which was partly offset by significant sales gains in Australia and Export. Segment operating income declined to $10.3 from $13.0 million in the prior year period, reflecting the impact of foreign exchange, partly offset by higher profits in Asia, Australia and Export.

For the fiscal year, segment revenue was $399.0 million, compared to $449.8 million in the prior year, reflecting a $62.5 million negative foreign exchange impact. Higher sales in Australia and Canada were partially offset by lower revenue in the United Kingdom. Segment operating income was $7.3 million, compared to $42.3 million, reflecting a pre-tax non-cash $17.0 million ($0.28 per diluted share) charge for impairment of goodwill in the U.K., an unfavorable foreign exchange impact on profits of $12.1 million, and lower results in the U.K. These factors were partly offset by improved results in Australia, Asia and Export.

Media, Licensing and Advertising. Segment revenue in the fourth quarter was $37.7 million, compared to $35.9 million in the prior year period, largely as a result of strong sales of advertising and of interactive products, despite tighter spending in both markets. Segment operating income was $5.7 million, compared to $1.9 million in the prior year period, due to sales of higher margin backlist programming by Scholastic Entertainment and increased interactive and advertising sales.

For the fiscal year, segment revenue was $152.6 million, up 8% from $140.8 million in the prior year, primarily as a result of consistently strong sales of advertising, interactive products and television programming. Segment operating income improved to $12.1 million, from $7.3 million in the prior year, also as a result of improved results in Scholastic Entertainment and advertising.

Other Financial Results. Corporate Overhead expense in the fourth quarter was $21.0 million, compared to $21.5 million in the prior year period, reflecting lower salary expense partly offset by $4.5 million ($0.08 per diluted share) in severance and one-time expenses associated with the Company’s cost reduction plans. For the year Corporate Overhead was $94.5 million, compared to $77.1 million in the prior year, also reflecting $20.3 million ($0.34 per diluted share) associated with the cost reduction plans, including accelerated vesting of restricted stock for certain employees electing retirement, partly offset by lower salary expense.

Other severance expense was $1.5 million ($0.02 per diluted share) in the quarter compared to $0.3 million ($0.00 per diluted share) in the prior period; for the year it was $8.4 million ($0.14 per diluted share) compared to $7.0 million ($0.11 per diluted share) in the prior year.

Other stock-based compensation expense in the quarter was $2.2 million ($0.04 per diluted share) compared to $1.9 million ($0.03 per diluted share) in the prior year period; for the year it was $9.4 million ($0.16 per diluted share) compared to $7.0 million ($0.11 per diluted share) in the prior year.

The Company’s effective tax rate in the fourth quarter was 25.1% compared to 39.0% in the prior year period, primarily reflecting a $6.4 million non-cash tax benefit (or $0.17 per diluted share) in the current period associated with the deductibility, in an amount greater than originally estimated, of third quarter U.K. goodwill impairments. This amount was reflected in the calculation of the Company’s adjusted fourth quarter earnings of $0.82 per diluted share.

The loss from discontinued operations per diluted share was $0.12 in the quarter and $0.73 for the year, reflecting non-cash asset write-downs and operating losses, mostly offset by a gain of $0.41 per diluted share ($22.0 million pre-tax) on the sale of a non-core division in the third quarter. This compares to a per diluted share loss from discontinued operations of $1.09 and $3.43 in the prior quarter and year, respectively, which primarily reflected non-cash asset write-downs associated with the Company’s decision to exit direct-to-home continuities in the third quarter of fiscal 2008.

Free cash flow (as defined) in fiscal 2009 was $84.9 million, compared to $185.6 million in fiscal 2008, reflecting higher Harry Potter-related earnings in the prior year, partly offset by improved inventory and accounts payable levels in fiscal 2009. As a result, net debt (as defined) was $160.1 million at year end, down from $233.6 million a year earlier.

As previously announced, the Company’s Board of Directors declared a quarterly cash dividend of $0.075 per share on the Company’s Class A and Common Stock for the first quarter of fiscal 2010. The dividend is payable on September 15, 2009 to shareholders of record as of the close of business on August 31, 2009.

In the quarter, the Company acquired 234,169 shares of its common stock for $2.3 million under its previously announced share repurchase programs. During fiscal 2009, 1,938,689 shares were acquired in total for $34.0 million.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 23, 2009. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (877) 719-9788 from within the U.S. or +1 (719) 325-4779 internationally. Shortly following the call, an archived webcast and accompany slides from the conference call will also be posted at investor.scholastic.com. An audio only replay of the call will be available toll-free at (888) 203-1112 or, for international calls, at +1 (719) 457-0820 and by entering access code 4922404. The recording will be available through Friday, September 4th, 2009.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	5/31/2009 (1)	5/31/2008 (1)	5/31/2009 (1)	5/31/2008 (1)

Revenues (2)	$496.0	$524.4	$1,849.3	$2,159.1

Operating costs and expenses:
Cost of goods sold	228.3	239.6	868.8	1,035.9
Selling, general and administrative expenses	198.7	212.8	815.2	839.0
Bad debt expense	5.1	1.0	15.8	8.6
Depreciation and amortization	15.5	17.8	60.7	62.2
Impairment Charges	1.4	-	18.4	0.0
Total operating costs and expenses	449.0	471.2	1,778.9	1,945.7

Operating income	47.0	53.2	70.4	213.4

Other income (3)	0.4	3.5	0.7	2.6
Interest expense, net	4.4	5.4	23.0	29.8
Loss on investments	-	-	13.5	0.0

Earnings from continuing operations before income taxes	43.0	51.3	34.6	186.2

Provision for income taxes	10.8	20.0	21.4	68.9

Earnings from continuing operations	32.2	31.3	13.2	117.3

Loss from discontinued operations, net of tax	(4.5)	(42.0)	(27.5)	(134.5)

Net income (loss)	$27.7	($10.7)	($14.3)	($17.2)

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings from continuing operations	0.88	0.82	0.35	3.03
Loss from discontinued operations, net of tax	(0.12)	(1.10)	(0.74)	(3.47)
Net income (loss)	0.76	(0.28)	(0.39)	(0.44)

Diluted:
Earnings from continuing operations	0.88	0.81	0.35	2.99
Loss from discontinued operations, net of tax	(0.12)	(1.09)	(0.73)	(3.43)
Net income (loss)	0.76	(0.28)	(0.38)	(0.44)

Basic weighted average shares outstanding	36.4	38.2	37.2	38.7
Diluted weighted average shares outstanding	36.6	38.5	37.4	39.2

(1)	The Company sold or is shutting down its domestic, Canadian and U.K. continuities businesses, and intends to sell a related warehousing and distribution facility located in Maumelle, Arkansas (the “Maumelle” facility) and an office and distribution facility in Danbury, CT (“Danbury Facility”). During fiscal 2009, the Company also discontinued operations in Argentina and Mexico, its door-to-door selling operations in Puerto Rico, and its continuities business in Australia and New Zealand and closed its Scarsdale, NY store. The Company also discontinued a trade magazine. Additionally, in a separate transaction, the Company sold a non-core market research business and a non-core online resource for teachers business and intends to sell a Spanish language book channel. All of the above businesses are classified as discontinued operations in the Company’s financial statements.

(2)	Revenue related to discontinued operations is not reported in the Company’s revenue from continuing operations. Discontinued operations revenues were $4.2 and $56.7 for the three months ended May 31, 2009 and May 31, 2008, respectively and $74.2 and $253.5 for the twelve months ended May 31, 2009 and May 31, 2008, respectively.
SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	5/31/2009 (1)	5/31/2008 (1)	Change		5/31/2009 (1)	5/31/2008 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$77.1	$78.1	($1.0)	(1%)	$330.2	$336.7	($6.5)	(2%)
Trade	33.9	39.6	(5.7)	(14%)	183.8	419.0	(235.2)	(56%)
Book Fairs	138.3	144.9	(6.6)	(5%)	399.5	405.7	(6.2)	(2%)
Total revenue	249.3	262.6	(13.3)	(5%)	913.5	1,161.4	(247.9)	(21%)
Operating income	32.4	37.3	(4.9)	(13%)	89.7	175.0	(85.3)	(49%)
Operating margin	13.0%	14.2%			9.8%	15.1%

Educational Publishing
Revenue	103.4	106.7	(3.3)	(3%)	384.2	407.1	(22.9)	(6%)
Operating income	19.6	22.5	(2.9)	(13%)	55.8	65.9	(10.1)	(15%)
Operating margin	19.0%	21.1%			14.5%	16.2%

International
Revenue	105.6	119.2	(13.6)	(11%)	399.0	449.8	(50.8)	(11%)
Operating income	10.3	13.0	(2.7)	(21%)	7.3	42.3	(35.0)	(83%)
Operating margin	9.8%	10.9%			1.8%	9.4%

Media, Licensing and Advertising
Revenue	37.7	35.9	1.8	5%	152.6	140.8	11.8	8%
Operating income	5.7	1.9	3.8	*	12.1	7.3	4.8	66%
Operating margin	15.1%	5.3%			7.9%	5.2%

Overhead expense	21.0	21.5	0.5	2%	94.5	77.1	(17.4)	(23%)

Operating income from continuing operations	$47.0	$53.2	($6.2)	(12%)	$70.4	$213.4	($143.0)	(67%)

(1)	Results for the three and twelve month periods ended May 31, 2009 reflect continuing operations and exclude discontinued operations. All corresponding prior year periods presented have been reclassified to reflect this presentation.

*	Percent not meaningful.
SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/09	05/31/08

Continuing Operations
	Cash and cash equivalents	$143.6	$116.1
	Accounts receivable, net	197.4	202.8
	Inventories, net	344.8	358.9
	Accounts payable	128.2	108.7
	Accrued royalties	41.7	45.5
	Lines of credit, short-term debt and current portion of long-term debt	53.7	54.6
	Long-term debt, excluding current portion	250.0	295.1
	Total debt	303.7	349.7
	Total capital lease obligations	57.9	61.6
	Net debt (1)	160.1	233.6

Discontinued Operations
	Total assets of discontinued operations	31.0	92.9
	Total liabilities of discontinued operations	7.3	21.9

Total stockholders' equity		785.0	873.1

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/09	05/31/08	05/31/09	05/31/08

	Net cash provided by operating activities	$154.5	$2.8	$188.6	$306.5
	Less: Additions to property, plant and equipment	12.4	23.1	45.2	58.7
	Pre-publication and production costs	16.8	20.5	58.5	62.2

	Free cash flow (use) (2) (3)	$125.3	($40.8)	$84.9	$185.6

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	Free cash flow or use is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes use of cash by discontinued operations of $17.8 and $14.7 for the twelve months ended May 31, 2009 and May 31, 2008, respectively.

CONTACT:
Scholastic Corporation
Investors:
Jeffrey Mathews, 212-343-6741
or
Media:
Kyle Good, 212-343-4563